Exhibit 4.15

PROUROCARE MEDICAL INC.

AMENDMENT NO. 1

TO

10% UNSECURED CONVERTIBLE SUBORDINATED DEBENTURE

THIS AMENDMENT NO. 1 TO 10% UNSECURED CONVERTIBLE SUBORDINATED DEBENTURE (this “Amendment No. 1”), dated December 27, 2007, is by and among ProUroCare Medical Inc., a Nevada corporation (“Maker”) and the parties listed on Schedule 1 hereto (each a “Holder” and collectively, the “Holders”).  All capitalized terms used but not defined herein have the meanings ascribed to them in the Debentures.

RECITALS

WHEREAS, Maker issued a series of 10% Unsecured Convertible Subordinated Debentures with identical terms and provisions (the “Debentures”) pursuant to the Placement to the Holders;

WHEREAS, the Debentures provide that amendments thereto must be made in writing and signed by Maker and the Holders of all the Debentures issued pursuant to the Placement;

WHEREAS, the undersigned constitute all of the Holders of Debentures issued pursuant the Placement; and

WHEREAS, Maker and Holders desire that certain terms of the Debentures be amended, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and in the Debentures, the parties hereto agree as follows:

1.             Section 7 of the Debentures is hereby deleted and replaced with the following:

“7.   Mandatory Conversion.

(a)   Mandatory Conversion by Maker.  Upon 20 day calendar notice by Maker upon retirement and payment in full of Maker’s Senior Debt Facility with its senior lender, Maker shall then henceforth, in its sole discretion, have the right and ability to call the Debentures and either pay such Debentures in full or require their immediate conversion into Maker’s common stock.

(b)   Mandatory Conversion upon Qualified Public Offering.  On the effective date of a Qualified Public Offering (as defined below), the entire principal balance of this Debenture together with all interest accrued thereon shall automatically convert into Maker’s common stock at a price of $0.30 per share.  For purposes of this Debenture, “Qualified Public Offering” shall mean an underwritten public offering of equity securities of Maker.

2.             The formation, legality, validity, enforceability and interpretation of this Amendment No. 1 shall be governed by the laws of the State of Minnesota, without giving effect to the principles of conflicts of law.

3.             Except as expressly amended hereby, the parties to this Amendment No. 1 intend for the Debentures to remain in full force and effect and to be legally bound by the Debentures as amended by this Amendment No. 1.

4.             This Amendment No. 1 may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first written above.

MAKER:

PROUROCARE MEDICAL INC.

By:	/s/ Richard C. Carlson
Name:	Richard C. Carlson
Title:	Chief Executive Officer

HOLDERS:

/s/ Bruce R. Culver
Bruce R. Culver

/s/ Phillips W. Smith
Phillips W. Smith, Trustee
Phillips W. Smith Family Trust

/s/ James L. Davis
James L. Davis

/s/William S. Reiling
William S. Reiling

SCHEDULE 1

Bruce R. Culver

1856 Dawn Meadow Street

Westlake Village, CA  91362

Phillips W. Smith, Trustee

Phillips W. Smith Family Trust

7501 North Ironwood Drive

Paradise Valley, AZ  85253

James L. Davis

6446 Flying Cloud Drive

Eden Prairie, MN  55344

William S. Reiling

4351 Gulf Shore Blvd. North

Unit 6 North

Naples, FL  34103